Exhibit 10.4
SYSCO CORPORATION
2004 CASH PERFORMANCE UNIT PLAN
(As amended and restated on November 8, 2007)

TABLE OF CONTENTS

ARTICLE I	Purpose of the Plan	2

ARTICLE II	Definitions	2

ARTICLE III	Participation	6
3.1	Designation of Participants	6
3.2	Awards	6

ARTICLE IV	Determination of Performance Goals	7
4.1	Performance Period Determinations	7
4.2	Performance Goals	7

ARTICLE V	Payment	8
5.1	Determination of Performance	8
5.2	Determination of Payment Amount	8
5.3	Payment of Payment Amount	8
5.4	Overall Limitation Applicable to Covered Employees	8

ARTICLE VI	Termination of Employment	8
6.1	In General	8
6.2	Retirement	9
6.3	Death	9
6.4	Disability	10

ARTICLE VII	Change of Control	10

ARTICLE VIII	Administration	10
8.1	In General	10
8.2	Limitation of Liability	11
8.3	Compliance with Section 409A	11

ARTICLE IX	Term; Withdrawal or Amendment	11
9.1	Effective Date and Term	11
9.2	Withdrawal or Amendment	11

ARTICLE X	Miscellaneous	12
10.1	Beneficiaries	12
10.2	Awards Non-Transferable	12
10.3	Withholding for Taxes	12
10.4	Plan Funding	12
10.5	No Contract of Employment	12
10.6	No Right to Participate	12
10.7	Facilitation of Payments	12
10.8	Addresses; Missing Recipients	13
10.9	Governing Law	13
10.10	Successors	13
10.11	Third Parties	13
10.12	Headings	13

SYSCO CORPORATION
2004 CASH PERFORMANCE UNIT PLAN
     WHEREAS, SYSCO Corporation sponsors and maintains the 2004 Mid-Term Incentive Plan (the “Current Plan”); and
     WHEREAS, the American Jobs Creation Act of 2004 added Section 409A to the Internal Revenue Code of 1986, as amended (the “Code”), and Section 409A of the Code imposes certain restrictions on plans of non-qualified deferred compensation, such as the Current Plan; and
     WHEREAS, the Compensation Committee of the Board of Directors of SYSCO Corporation has determined that it is in the best interests of SYSCO Corporation and current and former executives to amend and restate the Current Plan to comply with Section 409A of the Code;
     WHEREAS, the Compensation Committee of the Board of Directors of SYSCO Corporation desires to rename the Current Plan to the SYSCO Corporation 2004 Cash Performance Unit Plan.
     NOW, THEREFORE, SYSCO Corporation hereby adopts the SYSCO Corporation 2004 Cash Performance Unit Plan as follows:

SYSCO CORPORATION
2004 CASH PERFORMANCE UNIT PLAN
ARTICLE I
Purpose of the Plan
     The purpose of the Plan is to increase stockholder value and to advance the interests of the Company and its Subsidiaries by providing financial incentives designed to attract, retain and motivate key employees of the Company.
ARTICLE II
Definitions
     When used in the Plan, the following terms shall have the following meanings:
     “Award” shall mean the determination by the Committee that a Participant should receive a given number of Performance Units, as evidenced by a document of notification given a Participant at the time of such determination.
     “Board of Directors” means the Board of Directors of the Company.
     “Change of Control” means the occurrence of one or more events described in paragraphs (i) through (iii), below.
          (i) Change in Ownership of the Company. A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group (within the meaning of paragraph (i)(D)), acquires ownership of Company stock that, together with Company stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company.
               (A) If any one person or more than one person acting as a group (within the meaning of paragraph (i)(D)) is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional Company stock by such person or persons shall not be considered to cause a change in the ownership of the Company or to cause a change in the effective control of the Company (within the meaning of paragraph (ii) below).
               (B) An increase in the percentage of Company stock owned by any one person, or persons acting as a group (within the meaning of paragraph (i)(D)), as a result of a transaction in which the Company acquires its stock in exchange for property, shall be treated as an acquisition of stock for purposes of this paragraph (i).
               (C) The provisions of this paragraph (i) shall apply only to the transfer or issuance of Company stock if such Company stock remains outstanding after such transfer or issuance.
               (D) For purposes of this paragraph (i), persons shall be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in the Company and another entity with which the Company enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction, such shareholder shall be considered to be acting as a group with other Company shareholders prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons shall not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.
          (ii) Change in Effective Control of the Company.
               (A) A change in the effective control of the Company shall occur on the date that either of (1) or (2) below occurs:
                    (1) Any one person, or more than one person acting as a group (within the meaning of paragraph (ii)(D)), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or
                    (2) A majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Board prior to the date of the appointment or election.
               (B) A change in effective control of the Company also may occur with respect to any transaction in which either of the Company or the other corporation involved in a transaction experiences a Change of Control event described in paragraphs (i) or (iii).
               (C) If any one person, or more than one person acting as a group (within the meaning of paragraph (ii)(D)), is considered to effectively control the Company (within the meaning of this paragraph (ii)), the acquisition of additional control of the Company by the same person or persons shall not be considered to cause a change in the effective control of the Company (or to cause a change in the ownership of the Company within the meaning of paragraph (i)).
               (D) For purposes of this paragraph (ii), persons shall be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in the Company and another entity with which the Company enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction, such shareholder shall be considered to be acting as a group with other Company shareholders only with respect to the ownership in the Company prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons shall not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.
          (iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (within the meaning of paragraph (iii)(C)), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value (within the meaning of paragraph (iii)(B)) equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
               (A) A transfer of the Company’s assets shall not be treated as a change in the ownership of such assets if the assets are transferred to one or more of the following:
                    (1) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company stock;
                    (2) An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
                    (3) A person, or more than one person acting as a group (within the meaning of paragraph (iii)(C)) that owns, directly or indirectly, 50% or more of the total value or voting power of all of the outstanding stock of the Company; or
                    (4) An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii)(A)(3).
               For purposes of this paragraph (iii)(A), and except as otherwise provided, a person’s status is determined immediately after the transfer of assets.
               (B) For purposes of this paragraph (iii), gross fair market value means the value of all Company assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
               (C) For purposes of this paragraph (iii), persons shall be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of assets, or similar business transaction with the Company. If a person, including an entity shareholder, owns stock in the Company and another entity with which the Company enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction, such shareholder shall be considered to be acting as a group with other Company shareholders only to the extent of the ownership in the Company prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons shall not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

          (iv) Identification of Relevant Corporations. To constitute a Change of Control hereunder, the Change of Control must relate to (A) the corporation for which the Participant is performing services at the time of the Change of Control, (B) the corporation that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable), or (C) a corporation that is a majority shareholder of a corporation identified in (A) or (B), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending with the corporation identified in (A) or (B). For purposes of this paragraph (iv), a majority shareholder is a shareholder owning more than 50% of the total fair market value and total voting power of such corporation.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Committee” means the Compensation Committee of the Board of Directors, or such other committee as the Board of Directors may designate to have primary responsibility for the administration of the Plan.
     “Company” means SYSCO Corporation, a Delaware corporation.
     “Completed Fiscal Years” is defined in Section 6.3.
     “Covered Employee” means a “covered employee” within the meaning of Section 162(m)(3) of the Code.
     “Disability” means a physical or mental condition that meets the eligibility requirements for the receipt of disability income under the terms of the disability income plan sponsored by the Company pursuant to which the Participant is eligible for benefits.
     “Effective Date” is defined in Section 9.1.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Fiscal Year” means, as determined in the sole discretion of the Committee, a period used for purposes of measuring performance for purposes of this Plan which is based as closely as possible on the fiscal year of the Company.
     “Participant” means an employee of the Company or any of its Subsidiaries who is designated as a Participant by the Committee.
     “Payment Amount” means the total amount to be paid to a Participant with respect to the Performance Units awarded to such Participant for a particular Performance Period.
     “Payment Date” means a date determined by the Committee for purposes of (i) making payment of amounts earned under this Plan and, (ii) in the event a Participant elects to defer receipt of amounts earned under this Plan pursuant to the terms of a deferred compensation plan sponsored by the Company, the date such amounts are credited under the applicable deferred compensation plan. This date shall be no later than the last day of the fourth month following completion of the respective Performance Period.
     “Performance Goals” means the performance goals established by the Committee for each Performance Period pursuant to the Plan against which performance will be measured.
     “Performance Period” means a period of no less than three Fiscal Years, as determined by the Committee, during which the Performance Goals shall be measured for purposes of determining the Payment Amount.
     “Performance Unit” means a unit of participation which shall constitute the basis from which a Participant’s Payment Amount shall be determined with regard to the Performance Goals established by the Committee.
     “Plan” means the SYSCO Corporation 2004 Cash Performance Unit Plan.
     “Retirement” means any termination of employment with the Company or a Subsidiary as a result of retirement in good standing under established rules of the Company then in effect.
     “Section 409A” means Section 409A of the Code. References herein to “Section 409A” shall also include any regulatory and other interpretive authority promulgated by the Treasury Department or the Internal Revenue Service under Section 409A of the Code.
     “Specified Employee” means a “specified employee” as defined in Section 409(A)(a)(2)(B)(i) of the Code.
     “Subsidiary” means (i) any entity in which the Company, directly or indirectly, owns more than 50% of the vote or value of the equity interests issued by such entity, and (ii) any other entity designated by the Committee as a “Subsidiary” for purposes of this Plan.
     “Unit Value” means the per unit amount that is used for purposes of determining the Payment Amount to be made to Participants in respect of Performance Units awarded under the Plan.
ARTICLE III
Participation
     3.1 Designation of Participants. The Committee shall determine and designate from time to time those employees of the Company and its Subsidiaries who are to be granted Performance Units (and who thereby become Participants) and the number of Performance Units to be granted to each Participant.
     3.2 Awards. Performance Units shall be granted by the Committee by a written notification to Participants evidencing the Award in such form as the Committee shall approve, which notification shall comply with and be subject to the terms and conditions of this Plan.

Further Performance Units may be granted by the Committee from time to time to Participants, so long as this Plan shall continue in full force and effect.
ARTICLE IV
Determination of Performance Goals
     4.1 Performance Period Determinations.
          (a) In General. Within the first 90 days of each Performance Period, the Committee, in its sole discretion, shall (a) establish for that Performance Period (i) the beginning and ending dates, and the Fiscal Years, for the Performance Period, (ii) the Payment Date for the Performance Period, (iii) the Performance Goals for each Participant, (iv) the method for evaluating performance for the Performance Period, and (v) the method for determining Unit Value and the Payment Amount for each Participant, and (b) designate the number of Performance Units to be granted to each Participant.
          (b) Adjustments for Long Fiscal Years. If established in writing by the Committee within the first 90 days of the Performance Period, the Committee may make any adjustments it determines appropriate for purposes of measuring performance where the fiscal year of the Company and/or its Subsidiaries is greater than 52 weeks, including, without limitation, proration of results between fiscal years.
     4.2 Performance Goals. The Performance Goals established by the Committee for a Performance Period may include any one or more of several criteria, such as, but not limited to, return on capital employed, sales growth, market share, margin growth, return on equity, total shareholder return, increase in net after-tax earnings per share, increase in operating pre-tax earnings, operating profit or improvements in operating profit, improvements in certain asset or financial measures (including working capital and the ratio of sales to net working capital), reductions in certain costs (including reductions in inventories or accounts receivable or reductions in operating expenses), net earnings, pre-tax earnings or variations of income criteria in varying time periods, economic value added, or general comparisons with other peer companies or industry groups or classifications with regard to one or more of these criteria. The Performance Goals may be based on the performance of the Company generally, the performance of a particular Subsidiary, division or business unit, or the performance of a group of Subsidiaries, divisions or business units. The relative weights of the criteria that comprise the Performance Goals shall be determined by the Committee in its sole discretion. In establishing the Performance Goals for a Performance Period, the Committee may establish different Performance Goals for individual Participants or groups of Participants.

ARTICLE V
Payment
     5.1 Determination of Performance. After the end of each Performance Period, the performance of the Company and its Subsidiaries will be determined by the Company and approved by the Committee for each Performance Goal. The Committee shall certify in writing to each Participant the degree of achievement of each Performance Goal based upon the actual performance results for the Performance Period.
     5.2 Determination of Payment Amount. After the end of each Performance Period, the Payment Amount for each Participant for such Performance Period shall be calculated by the Company and certified by the Committee based upon the level of performance achieved by the Company and its Subsidiaries for each Performance Goal applicable to such Participant for the Performance Period, as determined in accordance with Section 5.1.
     5.3 Payment of Payment Amount. The Payment Amount payable to Participants under this Plan shall be paid solely in cash and shall be paid on or before the Payment Date; provided, however, that subject to the requirements of the applicable deferred compensation plan and such other rules and requirements as the Committee may from time to time prescribe, the Committee may allow a Participant to defer receipt of all or a portion of the Payment Amount if permitted under the terms of the deferred compensation plan sponsored by the Company in which the Participant is eligible to participate.
     5.4 Overall Limitation Applicable to Covered Employees. Notwithstanding any other provision in this Plan to the contrary, in no event shall any Covered Employee be entitled to a payment in respect of any Performance Period in excess of one percent (1%) of the Company’s earnings before income taxes as publicly disclosed in the “Consolidated Results of Operations” section of the Company’s annual report to the Securities and Exchange Commission on Form 10-K for the Fiscal Year ended immediately before the Payment Date applicable to such Performance Period.
ARTICLE VI
Termination of Employment
     If a Participant’s employment is terminated before the end of the Performance Period, the treatment of the Performance Units awarded with respect to such Performance Period will be as follows:
     6.1 In General. If, before the end of the Performance Period, the Participant’s employment terminates for any reason other than for the reasons described in Sections 6.2 through 6.4, the Participant’s Performance Units shall be canceled, and the Participant shall receive no payment under this Plan in respect of such Performance Units. If a Participant’s employment terminates after the end of the Performance Period but before the Payment Date, the Participant (or the Participant’s designated beneficiary in the case of death) shall be paid the

Payment Amount with respect to such Performance Period as determined under Article V hereof on the Payment Date.
     6.2 Retirement. Subject to compliance with the conditions outlined below, if, during the Performance Period, a Participant’s employment terminates by reason of Retirement, the Payment Amount for such Performance Period shall be paid on the Payment Date for such Performance Period; provided, however, that if such Participant is a Specified Employee, the Payment Amount shall not be paid to the Participant until the later of six months following the date of Retirement or the Payment Date with respect to the applicable Performance Period, but only to the extent that making such Payment Amount would result in a violation of Section 409A. The Participant’s Payment Amount with respect to such Performance Period shall be determined by taking into account the actual performance of the Company and/or its Subsidiaries for the entire Performance Period; provided, however, that the Company reserves the right to cancel such Performance Units if the Participant, prior to the end of the applicable Performance Period, (i) performs any services, whether as an employee, officer, director, agent, independent contractor, partner or otherwise, for a competitor of the Company or any of its affiliates without the consent of the Company, or (ii) takes any other action, including, but not limited to, interfering with the relationship between the Company or any of its affiliates and any of its employees, clients or agents, which is intended to damage or does damage to the business or reputation of the Company.
     6.3 Death. If a Participant dies during the Performance Period, the number of Performance Units awarded to the Participant will be reduced by multiplying the number of Performance Units initially awarded to the Participant by a fraction, the numerator of which is the number of full months in the Performance Period during which the Participant was an active employee of the Company or a Subsidiary and the denominator of which is the number of months in the Performance Period. A partial month worked shall be counted as a full month if the Participant is an active employee for 15 days or more in that month. The Payment Amount to be paid to the Participant’s beneficiaries based on the resulting reduced number of Performance Units shall be determined as follows:
          (a) If the Participant’s death occurs after the end of one or more Fiscal Years during the Performance Period but within six months or less of the beginning of a Fiscal Year, the Payment Amount shall be determined using the actual performance of the Company and/or its Subsidiaries for each completed Fiscal Year prior to the Participant’s death (the “Completed Fiscal Years”);
          (b) If the Participant’s death occurs more than six months after the start of a Fiscal Year included in the Performance Period but prior to the end of a Fiscal Year during such Performance Period, the Payment Amount shall be determined (i) using the actual performance of the Company for each Completed Fiscal Year, if any, and (ii) using the actual performance of the Company and/or its Subsidiaries for the Fiscal Year in which the Participant dies; or
          (c) If the Participant’s death occurs six months or less after the start of the Performance Period, the Payment Amount for the Performance Units granted with respect to such Performance Period shall be zero. The Payment Amount determined pursuant to this

Section 6.3 shall be paid to the Participant’s designated beneficiary as soon as practicable following the determination of the Payment Amount.
     6.4 Disability. If, before the end of the Performance Period, a Participant’s employment is terminated as a result of Disability, the Payment Amount for such Performance Period shall be paid on the Payment Date for such Performance Period, and the Participant’s Payment Amount with respect to such Performance Period shall be determined by taking into account the actual performance of the Company and/or its Subsidiaries for the entire Performance Period.
ARTICLE VII
Change of Control
     If a Change of Control has occurred during a Performance Period, the Participant’s Performance Units awarded with respect to such Performance Period shall be considered vested, and the Payment Amount shall be paid to the Participant within 90 days after the date of the Change of Control. For purposes of this Article VII, the Payment Amount to be made to each Participant shall be the maximum amount that could be paid to such Participant with respect to the Participant’s Performance Units for such Performance Period assuming the highest level of performance is achieved.
ARTICLE VIII
Administration
     8.1 In General. The Plan shall be administered under the supervision and direction of the Committee or its designees, as applicable. In administering the Plan, the Committee will determine the Participants and the number of Performance Units to be granted to individual Participants, establish appropriate Fiscal Years, Performance Periods and Performance Goals as bases for payments under the Plan, establish the methods and procedures for measuring performance, and determine the Payment Date and methods and procedures for payment of Awards under the Plan. Further, the Committee may, from time to time, change or waive requirements of the Plan, or outstanding Performance Units, to conform with the law, to meet special circumstances not anticipated or covered in the Plan, or to carry on successful operation of the Plan, and in connection therewith, the Committee or its designee shall have the full power and authority to:
          (a) Prescribe, amend and rescind rules and regulations relating to the Plan, or outstanding Performance Units, establish procedures deemed appropriate for the Plan’s administration, and make any and all other determinations not herein specifically authorized which may be necessary or advisable for its effective administration;
          (b) Make any amendments to or modifications of the Plan which may be required or necessary to make the Plan set forth herein comply with the provisions of any laws, federal or state, or any regulations issued thereunder, and to cause the Company at its expense to take any action related to the Plan which may be required under such laws or regulations; and
          (c) Contest on behalf of Participants or the Company, at the expense of the Company, any ruling or decision on any issue related to the Plan, and conduct any such contest and any resulting litigation to a final determination, ruling or decision.
     Notwithstanding anything herein to the contrary, the Committee may, unless otherwise prohibited from doing so by the Board of Directors or such committee’s charter, delegate any Plan related function it may deem necessary or appropriate to employees of the Company or its Subsidiaries or to third parties.
     Nothing herein shall be deemed to authorize, and the Committee will have no discretion, to alter or amend the Performance Goals or the specific Performance Goals of Awards under the Plan with respect to “named executives” (as that term is defined in Section 402(a)(3) of Regulation S-K) and Covered Employees after they have been approved by the Committee or communicated to Participants, whichever shall occur later in time.
     8.2 Limitation of Liability. No member of the Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any Awards made hereunder, and the members of the Committee shall be entitled to indemnification, defense and reimbursement by the Company in respect of any claim, loss, damage, or expenses (including attorneys’ fees and expenses) arising therefrom to the full extent permitted by law and as provided for in the bylaws of the Company or under any directors’ and officers’ liability or similar insurance coverage or any indemnification agreement that may be in effect from time to time. The Company reserves the right to select counsel to defend any litigation covered by this Section 8.2.
     8.3 Compliance with Section 409A. The Plan (i) is intended to comply with, (ii) shall be interpreted and its provisions shall be applied in a manner that is consistent with, and (iii) shall have any ambiguities therein interpreted, to the extent possible, in a manner that complies with Section 409A.
ARTICLE IX
Term; Withdrawal or Amendment
     9.1 Effective Date and Term. The Plan has been adopted by the Board of Directors effective as of September 3, 2004 (the “Effective Date”). The term of the Plan shall continue until the fifth anniversary of the Effective Date, unless sooner terminated by the Board; provided, however, that such termination must comply with the requirements of Section 409A. No new Awards may be made after the termination of the Plan, but termination of the Plan shall not affect outstanding Awards.
     9.2 Withdrawal or Amendment. The Company’s Board of Directors or the Committee may at any time withdraw or amend the Plan, except that there shall be no withdrawal or amendment which shall adversely affect Awards theretofore granted.

ARTICLE X
Miscellaneous
     10.1 Beneficiaries. Each Participant may designate a beneficiary or beneficiaries to receive, in the event of such Participant’s death, any payments remaining to be made to the Participant under the Plan. Each Participant shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company to such effect. If any Participant dies without naming a beneficiary or if all of the beneficiaries named by a Participant predecease the Participant, then any amounts remaining to be paid under the Plan shall be paid to the Participant’s estate.
     10.2 Awards Non-Transferable. Any rights of a Participant under this Plan, and in or to an Award, shall be personal in nature and may not be assigned or transferred (other than a transfer by will or the laws of descent and distribution). Any attempted assignment or transfer of the Award shall be null and void and without effect.
     10.3 Withholding for Taxes. The Company or its Subsidiaries shall have the right to deduct from all payments under the Plan any federal, state, or local taxes required by law to be withheld with respect to such payments.
     10.4 Plan Funding. The Plan shall at all times be unfunded and no provision shall at any time be made with respect to segregating any assets of the Company or its Subsidiaries for payment of any benefits under the Plan. The right of a Participant to receive payment under the Plan shall be an unsecured claim against the general assets of the Company or its Subsidiaries, and neither the Participant nor any other person shall have any rights in or against any specific assets of the Company or its Subsidiaries. The Company and its Subsidiaries may establish a reserve of assets to provide funds for payments under the Plan.
     10.5 No Contract of Employment. The existence of this Plan, as in effect at any time or from time to time, or any grant of Performance Units under the Plan shall not be deemed to constitute a contract of employment between the Company, or its Subsidiaries, and any employee or Participant, nor shall it constitute a right to remain in the employ of the Company or its Subsidiaries.
     10.6 No Right to Participate. Except as provided in Articles III and IV, no Participant or other employee shall at any time have a right to be selected for participation in the Plan, despite having previously participated in an incentive or bonus plan of the Company or its Subsidiaries.
     10.7 Facilitation of Payments. Notwithstanding anything else in this Plan to the contrary, in the event that a payment is due to an employee, or former employee (or a beneficiary thereof), under this Plan and the recipient is a minor, mentally incompetent, or otherwise incapacitated, such payment shall be made to the recipient’s legal representative, or guardian. If there is no such legal representative, or guardian, the Committee, in its sole discretion, may direct that payment be made to any person the Committee, in its sole discretion, believes, by reason of a family relationship, or otherwise, will apply. Upon such payment, for the benefit of the recipient, the Company and each of its Subsidiaries shall be fully discharged of all obligations therefor.
     10.8 Addresses; Missing Recipients. A recipient of any payment under this Plan who is not a current employee of the Company, or its Subsidiaries, shall have the obligation to inform the Company of his or her current address, or other location to which payments are to be sent. Neither the Company nor its Subsidiaries shall have any liability to such recipient, or any other person, for any failure of such recipient, or person, to receive any payment if it sends such payment to the address provided by such recipient by first class mail, postage paid, or other comparable delivery method. Notwithstanding anything else in this Plan to the contrary, if a recipient of any payment cannot be located within 120 days following the date on which such payment is due after reasonable efforts by the Company or its Subsidiaries, such payments and all future payments owing to such recipient shall be forfeited without notice to such recipient. If, within two years (or such longer period as the Committee, in its sole discretion, may determine), after the date as of which payment was forfeited (or, if later, is first due), the recipient, by written notice to the Company, requests that such payment and all future payments owing to such recipient be reinstated and provides satisfactory proof of their identity, such payments shall be promptly reinstated. To the extent the due date of any reinstated payment occurred prior to such reinstatement, such payment shall be made to the recipient (without any interest from its original due date) within 90 days after such reinstatement.
     10.9 Governing Law. The laws of the State of Delaware (excluding its principles relating to conflicts of laws) shall govern the Plan.
     10.10 Successors. All obligations of the Company and its Subsidiaries under the Plan shall be binding upon and inure to the benefit of any successor to the Company or such Subsidiary, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise.
     10.11 Third Parties. Nothing expressed or implied in this Plan is intended or may be construed to give any person other than eligible Participants any rights or remedies under this Plan.
     10.12 Headings. Section and other headings contained in this Plan are for reference purposes only, and are not intended to describe, interpret, define, or limit the scope, extent or intent of the provisions of the Plan.

     IN WITNESS WHEREOF, the Company has executed this document as of the Effective Date

SYSCO CORPORATION
By:	/s/ Michael C. Nichols
	Name:	Michael C. Nichols
	Title:	Sr. Vice President, General Counsel and Secretary